Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Taylor Capital Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-100809) on Form S-8 of Taylor Capital Group, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Taylor Capital Group, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 13, 2006